Exhibit 99.1

Celanese Corporation Reports First Quarter 2023 Earnings

Dallas, May 9, 2023: Celanese Corporation (NYSE: CE), a global chemical and specialty materials company, today reported first quarter 2023 GAAP diluted earnings per share of $0.86 and adjusted earnings per share of $2.01. The Company generated net sales of $2.9 billion in the quarter, an increase of 22 percent over the prior quarter. Net sales reflected a sequential volume increase of 19 percent over the prior quarter that was partially offset by a pricing decrease of 4 percent. Volume increased due to an additional month of sales from the Mobility & Materials (M&M) acquisition as well as demand recovery in Europe and Asia as the quarter progressed. The Company exercised its commercial flexibility and global supply chain to capture improved demand and to offset the impact of sequentially lower variable margin across many products, due to moderation in input costs that was more than offset by pricing declines. As a result of sequentially higher contributions from Engineered Materials and the Acetyl Chain, the Company reported first quarter consolidated operating profit of $251 million, adjusted EBIT of $424 million, and operating EBITDA of $596 million. In the first full quarter under its ownership, Celanese delivered a significant sequential increase in the M&M earnings contribution due primarily to higher sequential volume and approximately $10 million in savings in the quarter from cost synergies.
The difference between GAAP diluted earnings per share and adjusted earnings per share in the first quarter was primarily due to $99 million in M&A-related costs, predominantly related to the M&M acquisition, and $26 million in exit and shutdown costs.
"Our team delivered a clear upward inflection in our combined Engineered Materials and Acetyl Chain earnings to start 2023 with sequential increases in operating profit and operating EBITDA of 70 percent and 34 percent, respectively," said Lori Ryerkerk, chair and chief executive officer. "We successfully executed on our controllable actions across the quarter to drive synergies, productivity, and base business improvement, particularly in M&M. Additionally, we captured a significant share of elevated demand in March, which allowed us to exceed our original earnings expectations for the quarter."

First Quarter 2023 Financial Highlights:

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(unaudited)
	(In $ millions, except per share data)
Net Sales
Engineered Materials	1,630	1,237	910
Acetyl Chain	1,250	1,135	1,652
Intersegment Eliminations	(27)	(24)	(24)
Total	2,853	2,348	2,538

Operating Profit (Loss)
Engineered Materials	112	25	124
Acetyl Chain	278	204	503
Other Activities	(139)	(173)	(96)
Total	251	56	531

Net Earnings (Loss)	93	769	504

Adjusted EBIT(1)
Engineered Materials	215	138	211
Acetyl Chain	316	242	543
Other Activities	(107)	(78)	(41)
Total	424	302	713

Equity Earnings and Dividend Income, Other Income (Expense)
Engineered Materials	10	35	49
Acetyl Chain	34	30	40

Operating EBITDA(1)	596	453	813
Diluted EPS - continuing operations	$0.86	$7.03	$4.61
Diluted EPS - total	$0.83	$7.03	$4.61
Adjusted EPS(1)	$2.01	$1.44	$5.54

Net cash provided by (used in) investing activities	(178)	(10,713)	(149)
Net cash provided by (used in) financing activities	(69)	1,944	(95)
Net cash provided by (used in) operating activities	(96)	541	316
Free cash flow(1)	(261)	395	175
____________________________
(1)See "Non-US GAAP Financial Measures" below.

Recent Highlights:
•Announced the signing of a term sheet to form a standalone Food Ingredients joint venture (JV) in which Celanese will contribute its Food Ingredients business and Mitsui will acquire a 70 percent stake. The transaction is expected to close in the second half and cash proceeds will be used to pay down debt.
•Expanded the portfolio of Celanese sustainable products to include bio-based acetic acid, VAM, amines, acetate esters, and anhydrides designed to help customers in developing more sustainable product offerings. These products will be designated as ECO-B, consistent with bio-based products previously introduced in Engineered Materials.
•Completed the mechanical construction of the new 1.3 million ton acetic acid production unit at Clear Lake, Texas. The commissioning and start-up processes are expected to be complete in the third quarter.
•Announced initiatives to advance the development of Celanese's VitalDose® EVA drug delivery platform including a research agreement with Johns Hopkins University on sustained drug delivery to the suprachoroidal space in the eye and a collaboration with Alessa Therapeutics for the advancement of oncology treatments.

First Quarter 2023 Business Segment Overview
Acetyl Chain
The Acetyl Chain delivered first quarter net sales of $1.3 billion, a 10 percent increase from the prior quarter due to a 10 percent increase in volume. While demand for acetyls in Europe and Asia improved significantly over the prior quarter, volume in the first quarter lagged the same quarter of last year by 9 percent and was insufficient to support pricing expansion. Sequential pricing across the business decreased by 2 percent as pricing moderation across most products was partially offset by a reset in the pricing for acetate flake and tow as part of the strategic overhaul of those products. In response to challenging pricing dynamics, particularly in China, the business exercised its unique product and geographic optionality and supply chain capabilities to capture demand recovery. As a result of these actions, the business delivered improved earnings performance and offset sequential contraction in the pricing spread over raw materials across most products. The Acetyl Chain delivered first quarter operating profit of $278 million, adjusted EBIT of $316 million, and operating EBITDA of $370 million at margins of 22, 25, and 30 percent, respectively. An approximately $75 million sequential increase in each of these profitability metrics resulted in first quarter earnings consistent with the foundational earnings power of this business, despite demand and pricing dynamics for many products and regions that remained challenging. The Acetyl Chain continues to take steps to elevate its foundational earnings, including the mechanical completion of the new acetic acid production unit at Clear Lake, which is expected to lift earnings by an additional approximately $100 million annually starting in 2024.

Engineered Materials
Engineered Materials reported first quarter net sales of $1.6 billion, a 32 percent increase from the prior quarter. Volume expanded by 34 percent due to an additional month of M&M contributions and sequential growth across most end-markets, with the exception of medical implants. Sequential volume in auto outperformed the change in industry build rates across all three regions due to contributions from project pipeline model wins realized in 2022. Pricing decreased by 4 percent due to a change in product mix, a decrease in raw material and energy costs, and challenging competitive dynamics in Europe. Engineered Materials delivered first quarter operating profit of $112 million, adjusted EBIT of $215 million, and operating EBITDA of $327 million at margins of 7, 13, and 20 percent, respectively. The M&M contribution to EM earnings increased sequentially through volume recovery and approximately $10 million in synergies delivered across the quarter. Affiliate earnings were $11 million for the quarter, a sequential decrease of $20 million.
Cash Flow and Tax
Celanese reported first quarter operating cash flow of $(96) million and free cash flow of $(261) million which included an increase in working capital due to strong March sales, cash interest expense of $281 million, and cash capital expenditures of $164 million. The Company anticipates a significant increase in second quarter free cash flow due to improved business performance as well as the timing of these cash items. Celanese returned $76 million in cash to shareholders via dividends in the quarter.
The effective U.S. GAAP income tax rate was 21 percent for the first quarter compared to 18 percent for the same quarter in 2022. The higher effective rate was primarily due to increases in valuation allowances on U.S. foreign tax credit carryforwards due to revised forecasts of foreign sourced income and expenses during the carryforward period, partially offset by increased earnings in low-taxed jurisdictions. The effective tax rate for adjusted earnings was 12 percent based on expected jurisdictional earnings mix for the full year and consideration of other non-recurring U.S. GAAP items.
Outlook
"While first quarter demand meaningfully recovered from exceptionally poor conditions in the fourth quarter, we still saw first quarter volume, when excluding M&M contributions, that was significantly lower year over year," said Lori Ryerkerk. "So far across April and May, underlying demand improvement over March has been immaterial and not yet substantive enough to support any pricing expansion. In this environment, our teams are working to opportunistically deliver modestly higher volume in the second quarter, due primarily to a stronger start than the prior quarter, and to preserve our pricing spreads over raw materials. We expect that sequential earnings growth in our businesses, largely due to controllable actions, will deliver second quarter adjusted earnings per share of approximately $2.50, inclusive of approximately $0.30 per share of M&M transaction amortization. We see potential to exceed $2.50 in earnings per share if demand recovers substantively enough to support material pricing recovery within the quarter, particularly in the Acetyl Chain."
A reconciliation of forecasted adjusted earnings per share to U.S. GAAP diluted earnings per share is not available without unreasonable efforts because a forecast of Certain Items, such as mark-to-market pension gains/losses, is not practical. For more information, see "Non-GAAP Financial Measures" below.
The Company's prepared remarks related to the first quarter will be posted on its website at investors.celanese.com under Financial Information/Financial Document Library on May 9, 2023. Information about Non-US GAAP measures is included in a Non-US GAAP Financial Measures and Supplemental Information document posted on our investor relations website under Financial Information/Non-GAAP Financial Measures. See also "Non-GAAP Financial Measures" below.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Brandon Ayache	Brian Bianco	Petra Czugler
Phone: +1 972 443 8509	Phone: +1 972 443 4400	Phone: +49 69 45009 1206
brandon.ayache@celanese.com	media@celanese.com	petra.czugler@celanese.com
Celanese Corporation is a global chemical leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. Our businesses use the full breadth of Celanese's global chemistry, technology and commercial expertise to create value for our customers, employees, shareholders and the corporation. As we partner with our customers to solve their most critical business needs, we strive to make a positive impact on our communities and the world through The Celanese Foundation. Based in Dallas, Celanese employs approximately 13,300 employees worldwide and had 2022 net sales of $9.7 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com.

Forward-Looking Statements
This release may contain "forward-looking statements," which include information concerning the Company's plans, objectives, goals, strategies, future revenues, cash flow, financial performance, synergies, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; volatility or changes in the price and availability of raw materials and energy, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the length and depth of product and industry business cycles, particularly in the automotive, electrical, mobility, textiles, medical, electronics and construction industries; the ability to pass increases in raw material prices, logistics costs and other costs on to customers or otherwise improve margins through price increases; the accuracy or inaccuracy of our beliefs or assumptions regarding anticipated benefits of the acquisition (the "M&M Acquisition") by us of the majority of the Mobility & Materials business (the "M&M Business") of DuPont de Nemours, Inc.; the possibility that we will not be able to realize all of the anticipated improvements in the M&M Business's financial performance — including optimizing pricing, currency mix and inventory — or realize all of the anticipated benefits of the M&M Acquisition, including synergies and growth opportunities, within the anticipated timeframe, or at all, whether as a result of difficulties arising from the operation or integration of the M&M Business or other unanticipated delays, costs, inefficiencies or liabilities; increased commercial, legal or regulatory complexity of entering into, or expanding our exposure to, certain end markets and geographies; risks in the global economy and equity and credit markets and their potential impact on our ability to pay down debt in the future and/or refinance at suitable rates, in a timely manner, or at all; diversion of management's attention from ongoing business operations and opportunities and other disruption caused by the M&M Acquisition and the integration processes and their impact on our existing business and relationships; risks and costs associated with increased leverage from the M&M Acquisition, including increased interest expense and potential reduction of business and strategic flexibility; the ability to maintain plant utilization rates and to implement planned capacity additions, expansions and maintenance; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; the ability to identify desirable potential acquisition or divestiture opportunities and to complete such transactions, including obtaining regulatory approvals, consistent with the Company's strategy; market acceptance of our products and technology; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, transportation, logistics or supply chain disruptions, cybersecurity incidents, terrorism or political unrest, public health crises (including, but not limited to, the COVID-19 pandemic), or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war (such as the Russia-Ukraine conflict) or terrorist incidents or as a result of weather, natural disasters, or other crises; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the Company; changes in applicable tariffs, duties and trade agreements, tax rates or legislation throughout the world including, but not limited to, adjustments, changes in estimates or interpretations or the resolution of tax examinations or audits that may impact recorded or future tax impacts and potential regulatory and legislative tax developments in the United States and other jurisdictions; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; potential liability for remedial actions and increased costs under existing or future environmental, health and safety regulations, including those relating to climate change or other sustainability matters; potential liability resulting from pending or future claims or litigation, including investigations or enforcement actions, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; tax rates and changes thereto; our ability to obtain regulatory approval for, and satisfy closing conditions to, any transactions described herein that have not closed; and various other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Non-GAAP Financial Measures
Presentation
This document presents the Company's two business segments, Engineered Materials and the Acetyl Chain.
Use of Non-US GAAP Financial Information
This release uses the following Non-US GAAP measures: adjusted EBIT, adjusted EBIT margin, operating EBITDA, operating EBITDA margin, adjusted earnings per share and free cash flow. These measures are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance or liquidity. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss) attributable to Celanese Corporation; for adjusted EBIT margin is operating margin; for operating EBITDA margin is operating margin; for adjusted earnings per share is earnings (loss) from continuing operations attributable to Celanese Corporation per common share-diluted; and for free cash flow is net cash provided by (used in) operations.
Definitions of Non-US GAAP Financial Measures
•Adjusted EBIT is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense and taxes, and further adjusted for Certain Items (refer to Table 8 of our Non-US GAAP Financial Measures and Supplemental Information document). We do not provide reconciliations for adjusted EBIT on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information. Adjusted EBIT margin is defined by the Company as adjusted EBIT divided by net sales.
•Operating EBITDA is a performance measure used by the Company and is defined by the Company as net earnings (loss) attributable to Celanese Corporation, plus (earnings) loss from discontinued operations, less interest income, plus interest expense, plus refinancing expense, taxes and depreciation and amortization, and further adjusted for Certain Items, which Certain Items include accelerated depreciation and amortization expense. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization. Operating EBITDA margin is defined by the Company as operating EBITDA divided by net sales.
•Adjusted earnings per share is a performance measure used by the Company and is defined by the Company as earnings (loss) from continuing operations attributable to Celanese Corporation, adjusted for income tax (provision) benefit, Certain Items, and refinancing and related expenses, divided by the number of basic common shares and dilutive restricted stock units and stock options calculated using the treasury method. We do not provide reconciliations for adjusted earnings per share on a forward-looking basis (including those contained in this document) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of Certain Items, such as mark-to-market pension gains and losses, that have not yet occurred, are out of our control and/or cannot be reasonably predicted. For the same reasons, we are unable to address the probable significance of the unavailable information.
Note: The income tax expense (benefit) on Certain Items ("Non-GAAP adjustments") is determined using the applicable rates in the taxing jurisdictions in which the Non-GAAP adjustments occurred and includes both current and deferred income tax expense (benefit). The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities and related costs, where applicable, and specifically excludes changes in uncertain tax positions, discrete recognition of GAAP items on a quarterly basis, other pre-tax items adjusted out of our GAAP earnings for adjusted earnings per share purposes and changes in management's assessments regarding the ability to realize deferred tax assets for GAAP. In determining the adjusted earnings per share tax rate, we reflect the impact of foreign tax credits when utilized, or expected to be utilized, absent discrete events impacting the timing of foreign tax credit utilization. We analyze this rate quarterly and adjust it if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. Table 3a of our Non-US GAAP Financial Measures and Supplemental Information document summarizes the reconciliation of our estimated GAAP effective tax rate to the adjusted tax rate. The estimated GAAP rate excludes discrete recognition of GAAP items due to our inability to forecast such items. As part of the year-end reconciliation, we will update the reconciliation of the GAAP effective tax rate to the adjusted tax rate for actual results.
•Free cash flow is a liquidity measure used by the Company and is defined by the Company as cash flow from operations, less capital expenditures on property, plant and equipment, and adjusted for capital contributions from or distributions to Mitsui & Co., Ltd. ("Mitsui") related to our methanol joint venture, Fairway Methanol LLC ("Fairway").
    Reconciliation of Non-US GAAP Financial Measures
Reconciliations of the Non-US GAAP financial measures used in this press release to the comparable US GAAP financial measure, together with information about the purposes and uses of Non-US GAAP financial measures, are included in our Non-US GAAP Financial Measures and Supplemental Information document filed as an exhibit to our Current Report on Form 8-K filed with the SEC on or about May 9, 2023 and also available on our website at investors.celanese.com under Financial Information/Financial Document Library.
Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Supplemental Information
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Non-US GAAP Financial Measures and Supplemental Information document.

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022
	(In $ millions, except share and per share data)
Net sales	2,853	2,348	2,538
Cost of sales	(2,222)	(1,964)	(1,793)
Gross profit	631	384	745
Selling, general and administrative expenses	(285)	(269)	(174)
Amortization of intangible assets	(41)	(30)	(11)
Research and development expenses	(42)	(37)	(24)
Other (charges) gains, net	(23)	7	(1)
Foreign exchange gain (loss), net	6	3	(1)
Gain (loss) on disposition of businesses and assets, net	5	(2)	(3)
Operating profit (loss)	251	56	531
Equity in net earnings (loss) of affiliates	15	31	56
Non-operating pension and other postretirement employee benefit (expense) income	1	(57)	24
Interest expense	(182)	(168)	(35)
Interest income	8	33	1
Dividend income - equity investments	34	30	37
Other income (expense), net	(6)	5	2
Earnings (loss) from continuing operations before tax	121	(70)	616
Income tax (provision) benefit	(25)	840	(112)
Earnings (loss) from continuing operations	96	770	504
Earnings (loss) from operation of discontinued operations	(3)	(1)	—
Income tax (provision) benefit from discontinued operations	—	—	—
Earnings (loss) from discontinued operations	(3)	(1)	—
Net earnings (loss)	93	769	504
Net (earnings) loss attributable to noncontrolling interests	(2)	(2)	(2)
Net earnings (loss) attributable to Celanese Corporation	91	767	502
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	94	768	502
Earnings (loss) from discontinued operations	(3)	(1)	—
Net earnings (loss)	91	767	502
Earnings (loss) per common share - basic
Continuing operations	0.87	7.08	4.64
Discontinued operations	(0.03)	(0.01)	—
Net earnings (loss) - basic	0.84	7.07	4.64
Earnings (loss) per common share - diluted
Continuing operations	0.86	7.03	4.61
Discontinued operations	(0.03)	—	—
Net earnings (loss) - diluted	0.83	7.03	4.61
Weighted average shares (in millions)
Basic	108.6	108.5	108.2
Diluted	109.2	109.2	108.9

Consolidated Balance Sheets - Unaudited

	As of March 31, 2023	As of December 31, 2022

	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,167	1,508
Trade receivables - third party and affiliates, net	1,606	1,379
Non-trade receivables, net	707	675
Inventories	2,749	2,808
Other assets	219	241
Total current assets	6,448	6,611
Investments in affiliates	1,049	1,062
Property, plant and equipment, net	5,588	5,584
Operating lease right-of-use assets	414	413
Deferred income taxes	813	808
Other assets	553	547
Goodwill	7,139	7,142
Intangible assets, net	4,086	4,105
Total assets	26,090	26,272
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	1,386	1,306
Trade payables - third party and affiliates	1,445	1,518
Other liabilities	1,014	1,201
Income taxes payable	6	43
Total current liabilities	3,851	4,068
Long-term debt, net of unamortized deferred financing costs	13,396	13,373
Deferred income taxes	1,223	1,242
Uncertain tax positions	295	322
Benefit obligations	411	411
Operating lease liabilities	359	364
Other liabilities	425	387
Commitments and Contingencies
Stockholders' Equity
Treasury stock, at cost	(5,491)	(5,491)
Additional paid-in capital	365	372
Retained earnings	11,289	11,274
Accumulated other comprehensive income (loss), net	(502)	(518)
Total Celanese Corporation stockholders' equity	5,661	5,637
Noncontrolling interests	469	468
Total equity	6,130	6,105
Total liabilities and equity	26,090	26,272